Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 20th day of June 2011 (“Effective Date”), by and among Provident New York Bancorp, a Delaware corporation (the “Company), Provident Bank, a savings bank organized and existing under the laws of the United States of America (the “Bank”; and together with the Company, “Provident”), and Jack L. Kopnisky (“Executive”).

WITNESSETH:

WHEREAS, the Company and the Bank desire to employ Executive as President and Chief Executive Officer of the Company and the Bank, respectively; and

WHEREAS,  Executive desires to serve in such positions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company, the Bank and Executive hereby agree as follows:

1. Employment; Board Membership.

(a)           Employment.  Subject to the terms set forth herein, the Company and the Bank, respectively, agree to employ Executive as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank, and Executive hereby accepts such employment.  As President and Chief Executive Officer of the Company and the Bank, Executive shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to such positions or which are delegated to Executive by the Board of Directors of the Company (the “Board”) or the Board of Directors of the Bank.  While employed, Executive shall devote his full business time and attention to the business and affairs of the Company and the Bank and shall use his best efforts to advance the interests of the Company and the Bank.

(b)           Board Membership.  Executive will be appointed, effective as of the Start Date (as defined in Section 2(a)), as a member of the Board and as a member of the Bank Board.  The Company and the Bank, as applicable, will nominate Executive for election to the Board or the Bank Board upon any expiration of Executive’s initial term of membership on the Board or Bank Board during the Employment Period (as defined in Section 2(a)).  The Company’s and the Bank’s obligations under this Section 1(b) will be subject to the requirements of applicable law.

2. Employment Period

(a) Duration.  Executive’s period of employment with Provident shall begin on July 6, 2011 (the “Start Date”) and shall continue until the second anniversary of such date (or if a Change in Control occurs prior to such second anniversary, the eighteen (18) month anniversary of the date of the Change in Control, if later), unless terminated prior thereto by either Provident or Executive in accordance with Section 6 hereof (such period of employment being the “Employment Period”).

(b) Employment Following Termination of Employment Period.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Company, the Bank, and Executive may agree.

3. Compensation

(a) Base Salary. In consideration for the services performed by Executive during the Employment Period, Provident shall pay to Executive an annual salary (“Base Salary”) of $550,000.  The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices.  Provident shall review Executive’s Base Salary at least annually during the Employment Period for possible upward adjustment, and Executive’s Base Salary shall not be reduced without Executive’s consent.

(b) Annual Bonus.  During the Employment Period, Executive shall be eligible to participate in Provident’s Executive Officer Management Incentive Program (or any successor thereto) (the “Annual Bonus Plan”).  Executive’s target annual bonus under the Annual Bonus Plan shall be 50% of Executive’s Base Salary (the “Target Bonus”).  The actual amount of Executive’s annual bonus shall depend upon the achievement of performance goals established by the Executive Compensation Committee of the Board and may range from 0% of the Target Bonus to 150% of the Target Bonus.  The Executive Compensation Committee of the Board will periodically review the Annual Bonus Plan and Executive’s Target Bonus percentage and may in its discretion increase Executive’s annual bonus opportunity.  Annual bonuses paid to Executive under the Annual Bonus Plan are referred to herein as “Annual Bonuses.”

(c) Long-Term Compensation.  During the Employment Period, Executive shall be eligible to participate in any equity and/or other long-term compensation programs established by Provident from time to time for senior executive officers on a basis consistent with Executive’s status as President and Chief Executive Officer of the Company and the Bank.  As of the Start Date, Executive shall be granted equity-based awards (the “Initial Equity Awards”) covering the Company’s common stock as follows:

(i) Nonqualified stock options having an aggregate value of $250,000 on the Start Date that shall vest at a rate of 25% per year, subject to Executive’s continued employment with Provident.  The per share exercise price of the options shall be equal the closing price of the Company’s common stock on the Start Date, as reported on the Nasdaq Global Select Market.  The value of such options shall be determined by the Company as of the Start Date in a manner consistent with how options are valued for purposes of the Company’s proxy statement disclosures.

(ii) A number of shares of restricted stock equal to $250,000 divided by the closing price of the Company’s common stock on the Start Date, rounded down to the nearest whole number of shares.  Such shares shall vest at a rate of 25% on each of the first four anniversary dates of the Start Date, subject to Executive’s continued employment with Provident.

(iii) A number of shares of restricted stock equal to $100,000 divided by the closing price of the Company’s common stock on the Start Date, rounded down to the nearest whole number of shares.  Such shares shall vest on a cliff basis on December 31, 2014, but only if performance goals specified by the Company are achieved and Executive remains employed by Provident until such date.

The Initial Equity Awards shall be subject to the terms and conditions of the Company’s standard forms of award agreements and such other customary terms and conditions as the Company may establish.

The Company currently intends to seek stockholder approval of a new equity-based compensation plan during early 2012 from which equity-based compensation awards can be granted to Executive and the Company’s other senior executives.   The Executive Compensation Committee of the Board currently anticipates that equity-based compensation will be an important component of the Company’s performance-based compensation program for the Company’s senior executives going forward.

(d) Employee Benefit Plans; Paid Time Off.

(i) Benefit Plans.  During the Employment Period, Executive shall be an employee of the Company and the Bank and shall be entitled to participate in Provident’s (i) tax-qualified retirement plans (currently, Provident’s 401(k) and Profit Sharing Plan and Employee Stock Ownership Plan); (ii) nonqualified retirement plans (currently, the 2005 Supplemental Executive Retirement Plan); (iii) group life, health and disability insurance plans and supplemental long-term disability and long-term care plans; and (iv) any other employee benefit plans and programs in accordance with Provident’s customary practices, provided that Executive’s participation shall be subject to the terms of such plans and programs (including being a member of the class of employees authorized to participate in the plan or program), and provided further that nothing herein shall limit Provident’s right to amend or terminate any such plans or programs.

(ii) Paid Time Off.  Executive shall be entitled to four (4) weeks of paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with the Provident’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Provident’s policies and procedures for senior executives.  Any unused paid time off during an annual period may be carried forward into the following year to the extent permitted under Provident’s policies and procedures and Executive shall not be compensated for any unused paid time off.

(e) Signing Bonus.  Provident shall pay Executive a signing bonus in the amount of $75,000 not later than the end of the first payroll period that includes the Start Date.

(f) Country Club Initiation Fee.  The Bank will promptly reimburse Executive for the initiation fee paid by Executive for membership in a mutually agreed upon country club in the Bank’s market area.  Such reimbursement obligation shall apply only if Executive pays the  initiation fee during 2011.  The reimbursement shall be subject to reduction for applicable withholding taxes and shall in all events be paid not later than March 15, 2012.

(g) Expenses.  Provident shall reimburse Executive for Executive’s ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement upon presentation to Provident of an itemized account of such expenses in such form as Provident may reasonably require.

4. Principal Place of Employment

Executive’s principal place of employment during the Employment Period shall be at the Company’s principal executive offices or at such other location upon which the Company and Executive may mutually agree.

5. Outside Activities and Board Memberships

During the Employment Period, Executive shall not provide services on behalf of any financial institution or other entity or business that competes with the Company, the Bank, or any of their affiliates (each, a “competitive business”) or any subsidiary or affiliate of any such competitive business, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire by reason of purchase during the Employment Period the ownership of more than 5% of the outstanding equity interest in any such competitive business.  In addition, during the Employment Period, Executive shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture in real estate with Provident.  Subject to the foregoing, Executive may serve on boards of directors of unaffiliated corporations, subject to Board approval, which shall not be unreasonably withheld.  Except as specifically set forth herein, Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies).  Notwithstanding the foregoing, in no event shall Executive’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.  Nothing in this Section 5 shall limit any of Executive’s obligations under Section 9 hereof.

6. Termination of Employment

(a) Termination by the Company Without Cause.

(i) Provident shall have the right to terminate Executive’s employment at any time during the Employment Period without Cause by giving notice to Executive as described in Section 6(f).  For sake of clarity, neither termination of Executive’s employment pursuant to Section 6(e) nor upon or after expiration of the Employment Period shall constitute a termination without Cause for purposes of this Section 6.

(ii) In the event that Provident terminates Executive’s employment during the Employment Period without Cause:

(A) Provident shall pay or provide to Executive any Accrued Obligations;

(B) Subject to Section 6(g), Provident shall pay to Executive within sixty (60) days following the date of termination a lump sum cash payment (the “Severance Payment”) equal to the product of (i) two (2) and (ii) the sum of Executive’s Base Salary immediately prior to termination of employment and the amount of Executive’s Target Bonus for the fiscal year including Executive’s termination of employment.  Notwithstanding the foregoing, a multiplier of three (3) (instead of two (2)) shall be used in the preceding clause (B)(i) if Executive’s termination of employment occurs upon or within eighteen (18) months after a Change in Control.

(C) Subject to Section 6(g), Provident shall pay to Executive on a monthly basis commencing with the first month following Executive’s termination of employment and continuing until the eighteenth month following Executive’s termination of employment a cash payment (subject to reduction for applicable withholding taxes) equal to the monthly COBRA premium in effect as of the date of Executive’s termination of employment for the level of coverage in effect for Executive under Provident’s group health plan (the “COBRA Premium Payments”);

(D) If such termination occurs upon or within eighteen (18) months after a Change in Control, then, subject to Section 6(g) and except to the extent otherwise provided in the applicable award agreements or terms of the applicable plan(s), all of Executive’s then outstanding stock options and other equity-based awards shall become fully vested (to the extent not previously vested) on the sixtieth day after such termination of employment, except that that in the case of any stock options or other equity based awards the scheduled vesting of which is, in whole or in part, contingent upon the achievement of one or more performance goals, such performance goals shall be deemed to be fully achieved (at “target”, to the extent applicable) as of the date of Executive’s termination of employment and such option or other equity-based award shall vest on a pro-rata basis on the sixtieth day after termination of employment based on the number of days during the scheduled vesting period during which Executive was employed relative to the total number of days during the scheduled vesting period.  It is understood and agreed that if Executive’s termination of employment occurs prior to a Change in Control or more than eighteen (18) months after a Change in Control, Executive’s then outstanding stock options and other equity compensation awards covering the Company’s common stock shall vest if and to the extent provided in the applicable award agreements and terms of the applicable plan(s). Any accelerated vesting that occurs pursuant to the terms of this clauses (D) is herein referred to as the “Accelerated Equity Vesting.”

(b) Termination by the Company for Cause.  Provident shall have the right to terminate Executive’s employment at any time during the Employment Period for Cause by giving notice to Executive as provided in Section 6(f) hereof.  In the event Executive’s employment is terminated for Cause, Provident’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(c) Resignation by Executive Without Good Reason.  Executive may resign from employment during the Employment Period without Good Reason at any time by giving notice to the Company as described in Section 6(f).  In the event Executive resigns from employment without Good Reason, Provident’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(d) Resignation by Executive for Good Reason.  Executive may resign from employment under this Agreement for Good Reason by giving notice to the Company as described in Section 6(f).  In the event Executive resigns from employment for Good Reason, (i) Provident shall pay or provide to Executive any Accrued Obligations and (ii) Executive shall, subject to Section 6(g), be entitled to the Severance Payment, the COBRA Premium Payment, and Accelerated Equity Vesting, if applicable (together, the “Severance Benefits”) to the same extent as if Executive’s employment was terminated by Provident without Cause pursuant to Section 6(a) as of the date of Executive’s termination of employment for Good Reason.

(e) Termination by Reason of Death or Disability of Executive.

(i) In the event of Executive’s death during the Employment Period, Provident’s sole obligation shall be to pay to Executive’s legal representatives any Accrued Obligations.

(ii) The Company shall be entitled to terminate Executive’s employment due to Executive’s Disability. If Executive’s employment hereunder is terminated due to Executive’s Disability, Provident’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(f) Notice; Effective Date of Termination.  Notice of termination of employment under this Agreement shall be communicated by or to Executive (on one hand) or the Company (on the other hand) in writing in accordance with Section 14.  Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after Provident gives notice to Executive of Executive’s termination without Cause, unless the parties agree to a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon approval by the Board of termination of Executive’s employment for Cause;

(iii) immediately upon Executive’s death;

(iv) in the case of termination by reason of Executive’s Disability, the date on which Executive is determined to be permanently disabled for purposes of Provident’s long-term disability plan or policy that covers Executive; or

(v) thirty (30) days after Executive gives written notice to Provident of Executive’s resignation from employment under this Agreement (including for Good Reason), provided that the Company  or the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such other date.

(g) General Release of Claims.  Executive shall not be entitled to any of the Severance Benefits pursuant to Sections 6(a) or 6(d) unless (i) Executive has executed and delivered to the Company a general release of claims (in such form as the Company shall specify) (the “Release”) and such Release has become irrevocable under the Age Discrimination in Employment Act (ADEA) not later than fifty-six (56) days after the date of Executive’s termination of employment hereunder.  Executive’s entitlement to the Severance Benefits is further conditioned upon Executive returning to Provident all property of Provident on or prior to the date of Executive’s termination of employment with Provident and complying with the terms of Sections 5, 8, and 9 hereof and the Release.  Provident shall deliver to Executive a copy of the Release not later than three (3) days after Executive’s termination of employment hereunder pursuant to Section 3(a) or 3(d) hereof.

(h) No Other Severance Benefits.  Executive acknowledges and agrees the Severance Benefits are in lieu of, and not in addition to, any payments and/or benefits to which Executive may otherwise be entitled under any severance plan, policy or program of Provident.

(i) Payment of Obligations.  Notwithstanding anything to the contrary herein, any payment obligation of the Company or the Bank under this Agreement may be satisfied in whole or in part by payment by the Company, the Bank, or any affiliate and any such payment shall, for purposes of this Agreement, be treated as if made by the Company or the Bank (as applicable).

(j) Resignation from Positions.  Upon termination of Executive’s employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer, or director position) with Provident and (ii) relinquish any power of attorney, signing authority, trust authorization, or bank account signatory authorization that Executive may hold on behalf of Provident.  Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company and the Bank of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

(k) Golden Parachute Limit.  (i)  Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Benefits or any other payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are so reduced.  All determinations required to be made under this Section 6(k) shall be made by tax counsel selected by Provident and reasonably acceptable to Executive (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and Provident absent manifest error.  All fees and expenses of Tax Counsel shall be borne solely by Provident.  Prior to any reduction in Executive’s Total Benefits pursuant to this Section 6(k), Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the COBRA Premium Payments, (ii) the Severance Payment, (iii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards.  The parties hereto hereby elect to use the applicable Federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 290G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.

7. Certain Definitions.

(a) “Accrued Obligations” means (i) any accrued and unpaid Base Salary of Executive through the date of termination of employment, payable pursuant to the Bank’s standard payroll policies, (ii) any compensation and benefits to the extent payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement of Provident through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement, and (iii) any expense reimbursement to which Executive is entitled under Provident’s standard expense reimbursement policy (as applicable) and Sections 3(g) and 10 hereof.

(b) “Cause” means Executive’s failure or refusal to substantially perform his duties hereunder, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or Bank, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Bank shall furnish Executive with a statement of the grounds for termination for Cause and shall afford Executive a reasonable opportunity to refute the grounds for the proposed termination.  For purposes of this Section, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and the Bank.  Any act, or failure to act, based upon the direction of the Board or the Bank Board based upon the advice of counsel for the Company or Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or the Bank.

(c) “Change in Control” means the occurrence of any of the following:

(i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan of Provident or any affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities; or

(ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(iii) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental  Transaction”) with any other corporation, other than a Fundamental Transaction that  results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined Voting Power immediately after such Fundamental Transaction of (i) the Company’s outstanding  securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division; or

(iv) the shareholders of the Company approve a plan of complete liquidation or winding up of the Company; or

(v) the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s or the Bank’s assets.

(d) “Disability” means that Executive is deemed disabled for purposes of Provident’s long-term disability plan or  policy that covers Executive.

(e) “Good Reason” means the occurrence of any of the following events (without Executive’s consent):

(i) a material adverse change in Executive’s functions, duties, or responsibilities with the Company and the Bank, which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope; or

(ii) a material breach of this Agreement by the Company or the Bank.

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) Executive shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence thereof, (b) the Company and the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) Executive terminates employment within thirty (30) days after expiration of such cure period.

8. Confidentiality.  Unless Executive obtains prior written consent from the Company or the Bank, Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company, the Bank or any entity which is a subsidiary or affiliate of the Company or the Bank or of which the Company or the Bank is a subsidiary or affiliate, any document or information obtained from the Company, the Bank or from any of their respective parents, subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of Executive) until the same becomes so ascertainable or available; provided, however, that nothing in this Section shall prevent Executive, with or without the Bank’s or the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

9. Non-Solicitation; Non-Competition; Post-Termination Cooperation

(a) Executive hereby covenants and agrees that, for a period of one year following his termination of employment with Provident (whether or not during the Employment Period), Executive shall not, without the prior written consent of the Company, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company or the Bank or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Company or the Bank has business operations or has filed an application for regulatory approval to establish such an office;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Company or the Bank or any of their affiliates in Rockland, Orange, Sullivan, Ulster, Westchester or Putnam Counties in New York or Bergen County in New Jersey or any other geographic locations where the Company or the Bank or any of their affiliates has material business interests; provided, however, that the restriction set forth in this clause (ii) shall not apply if Executive’s employment is terminated following a Change in Control; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or the Bank or any of their affiliates to terminate an existing business or commercial relationship with the Company or the Bank or any of their affiliates.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Company and/or the Bank, as may reasonably be required by the Company and/or the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Company, the Bank or any of their subsidiaries or affiliates.

(c) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section.  The parties hereto, recognizing that irreparable injury will result to the Company, the Bank and/or their affiliates, and their business and property in the event of Executive’s breach of this Section, agree that, in the event of any such breach by Executive, the Company and the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, the Bank, and their affiliates, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Company and the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

10. Section 409A of the Code.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements.  If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto).  Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the Severance Benefits, (i) Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code.   Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with Provident’s policies with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year.  Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death).  Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first day of the seventh month following the Date of Termination (or, if earlier, upon Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.  The Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits are covered by (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D).  The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits in order of payment in such manner as results in the maximum exclusion of such Severance Payments from treatment as deferred compensation under Section 409A of the Code.  Each installment of the Severance Payments shall be deemed to be a separate payment for purposes of Section 409A of the Code.

11. Additional Termination and Suspension Provisions

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Company and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Company and the Bank may in their discretion (but subject in all events to the requirements of Code Section 409A), (i) pay Executive all of the compensation withheld while the Company’s and the Bank’s obligations under this Agreement were suspended and (ii) reinstate (in whole) any of the Company’s and the Bank’s obligations which were suspended, and in exercising such discretion, the Company and the Bank shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any withheld compensation to Executive and to reinstate any suspended obligations of the Company and the Bank.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c) If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1813 (x)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the OTS  or other applicable banking regulator (the “Regulator”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, as amended; or (ii) by the Regulator, at the time the Regulator approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e) If any regulation applicable to the Company or the Bank shall hereafter be adopted, amended or modified or if any new regulation applicable to the Company or the Bank and effective after the date of this Agreement:

(i) shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and

(ii) shall permit the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

12. Arbitration.  Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before one arbitrator in Rockland County, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13. Indemnification and Insurance

(a) To the extent that Provident provides its senior executive officers with coverage under a directors’ and officers’ liability insurance policy, Provident shall provide such coverage to Executive on substantially the same basis.   Provident shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Company or the Bank (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities and for a period of six years following his termination of employment with Provident), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board).  Any such indemnification shall be made consistent with Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b) Notwithstanding the foregoing, no indemnification shall be made by the Bank unless the Bank gives the Regulator, to the extent required, at least 60 days’ notice of its intention to make such indemnification.  Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court.  Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Regulator, to the extent required.  The notice period for any such notice shall run from the date of such receipt.  No such indemnification shall be made if the Regulator advises the Bank in writing within such notice period, of its objection thereto.

14. Notices. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section.  Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine and (d) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested.  All notices required or permitted to be given hereunder shall be addressed as follows:

If to Executive:	Jack L. Kopnisky
__________________________
__________________________

If to the Company or the Bank:	Provident New York Bancorp or Provident Bank as applicable 400 Rella Boulevard
Montebello, New York 10901
Attention: Board of Directors

15. Amendment.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

16. Miscellaneous

(a) Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and estate and intestate distributees, and the Company and the Bank, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank, as applicable, may be sold or otherwise transferred.  Any such successor of the Company or the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company or the Bank, as applicable, and Executive’s obligations hereunder shall continue in favor of such successor.

(b) Severability.  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(c) Waiver.  Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(d) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(e) Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.  Any payments made to Executive pursuant to this Agreement or otherwise are subject to all applicable banking laws and regulations, including, without limitation, 12 USC 1828 (k) and any regulations promulgated thereunder.

(f) Withholding.  The Company and the Bank may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company or the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(g) Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section.  Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

(h) Entire Agreement.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

[Signatures on next page]

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and Executive has hereunto set his hand, all as of the Effective Date specified above.

EXECUTIVE

June 20, 2011	/s/ Jack L. Kopnisky
Date	Jack L. Kopnisky

PROVIDENT NEW YORK BANCORP

June 20, 2011	/s/ William F. Helmer
Date	By: William F. Helmer, Chairman

PROVIDENT BANK

June 20, 2011	/s/ William F. Helmer
Date	By: William F. Helmer, Chairman